As filed with the Securities and Exchange Commission on 12 December , 2022

Registration Nos. 333-185299 and
333-103491-01

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
to Registration Number 333-185299 and

POST-EFFECTIVE AMENDMENT NO. 1
to Registration Statement No. 333-103491-01

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNILEVER PLC
(Exact name of company as specified in its charter)

ENGLAND	Unilever House	None
(State or Other Jurisdiction of	100 Victoria Embankment	(I.R.S. Employer Identification No.)
Incorporation or Organization)	London EC4Y 0DY, England
(Address of Principal Executive Offices)

UNILEVER NORTH AMERICA OMNIBUS EQUITY COMPENSATION PLAN

(Full title of the plan)

David Schwartz Vice President, General Counsel and Secretary UNILEVER UNITED STATES, INC. 700 Sylvan Avenue Englewood Cliffs, New Jersey 07632 Tel. No.: (201) 894-2750

(Name, address and telephone number of Agent for Service)

With copies to:

Mims Maynard Zabriskie
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103-2921
Tel: (215) 963-5000
Fax: (215) 963-5001
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act. ☐

EXPLANATORY NOTE
On November 16, 2022, the Compensation Committee of the Board of Directors of Unilever PLC (the “Registrant”) approved the Amended and Restated Unilever North America Omnibus Equity Compensation Plan (the “Amended Plan”), which provides for grants of equity awards to designated employees, directors and other service providers of the Registrant and its affiliates. Only treasury and other reacquired ordinary shares, nominal value of 3 1/9 pence per share, of the Registrant (“Ordinary Shares”) were previously authorized for issuance under the Unilever North America Omnibus Equity Compensation Plan.
The Post-Effective Amendment Number 2 to the registration statement on Form S-8 (Registration No. 333-185299) (the “2012 Registration Statement”) filed with the Securities and Exchange Commission (“SEC”) on December 6, 2012 (as amended by Post-Effective Number 1 to the 2012 Registration Statement filed on December 11, 2020 (“Amendment No. 1”), and the Post-Effective Amendment Number 1 to the registration statement on Form S-8 (Registration No. 333-103491-01) (the “2003 Registration Statement”), filed with the SEC on February 27, 2003 (together with the Post-Effective Amendment Number 2 to the 2012 Registration Statement, these “Post-Effective Amendments”), are being filed to reflect the Amended Plan’s authorization of authorized but unissued shares pursuant to the Amended Plan.
The Post-Effective Amendment Number 2 to the 2012 Registration Statement is also being filed pursuant to General Instruction E to Form S-8 for the purpose of increasing the number of securities of the same class as other securities for which a registration statement of the Registrant on Form S-8 relating to the same employee benefit plan is effective. The Post-Effective Amendment Number 2 to the 2012 Registration Statement registers an additional 1,700,000 Ordinary Shares to be issued pursuant to the Amended Plan. No additional securities are being registered on the Post-Effective Amendment Number 1 to the 2003 Registration Statement.
The information contained in the 2012 Registration Statement, Post-Effective Amendment No. 1 to the 2012 Registration Statement and the 2003 Registration Statement are hereby incorporated by reference to these Post-Effective Amendments, except as modified in Part II, below.

ITEM 3. Incorporation of Documents by Reference.

The following documents filed or furnished with the SEC pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) by the Registrant are incorporated by reference into these Post-Effective Amendments:

(1) the Registrant’s annual report on Form 20-F for the year ended December 31, 2021 (File No: 001-04546), filed with the SEC on March 9, 2022; and

(2) the description of the Ordinary Shares in Exhibit 2.5 of the Registrant’s annual report on Form 20-F for the year ended December 31, 2019 (File No: 001-04546) filed with the SEC on March 9, 2020.

The Registrant’s reports on Form 6-K (to the extent designated therein) and all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of these Post-Effective Amendments, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in these Post-Effective Amendments and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference or deemed to be part of these Post-Effective Amendments shall be deemed to be modified or superseded for purposes of these Post-Effective Amendments to the extent that a statement contained in these Post-Effective Amendments or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference in these Post-Effective Amendments modifies or replaces such statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of these Post-Effective Amendments after the most recent effective date may modify or replace existing statements contained in these Post-Effective Amendments. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of these Post-Effective Amendments.
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ITEM 8. Exhibits.

See the Exhibit Index below, which is incorporated by reference herein.

EXHIBIT INDEX

Exhibit Number	Description
4.1
Form of Second Amended and Restated Deposit Agreement dated as of July 1, 2014 by and among Unilever PLC, Deutsche Bank Trust Company Americas, as depositary, and all Holders and Beneficial Owners of American Depositary Shares issued thereunder (incorporated by reference to Exhibit 99(A) of the Registration Statement on Form F-6 (File No. 333-196985) filed with the SEC on June 24, 2014).

5.1	Opinion of Linklaters LLP regarding the legality of securities being registered.
23.1	Consent of KPMG LLP as independent registered public accounting firm of the consolidated financial statements of Unilever PLC
23.2	Consent of Linklaters LLP for opinion regarding the legality of securities being registered (included in the opinion filed as Exhibit 5.1 of these Post-Effective Amendments)
99.2	Power of Attorney (included as part of the signature page)
99.1	Unilever North America Omnibus Equity Compensation Plan, as amended November 29, 2022
107	Fee Calculation Table